Exhibit (a)(1)

IQIYI, INC.

NOTICE OF REPURCHASE OF NOTES

AT OPTION OF HOLDERS

6.50% CONVERTIBLE SENIOR NOTES DUE 2028

CUSIP No. G4939KAF3

To the Holders of 6.50% Convertible Senior Notes due 2028 issued by iQIYI, Inc.:

Ladies and Gentlemen:

Reference is made to the Indenture, dated as of March 7, 2023 (the “Indenture”) between iQIYI, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, as issuer (the “Company”), and Citicorp International Limited, a private company limited by shares incorporated in Hong Kong, as trustee (the “Trustee”) relating to the Company’s 6.50% Convertible Senior Notes due 2028 (the “Notes”). This notice (the “Repurchase Right Notice”) is being delivered to the Trustee and the holders of record of the Notes (each, a “Holder” and collectively, the “Holders”) pursuant to Section 15.01 of the Indenture. Capitalized terms used but not otherwise defined in this Repurchase Right Notice have the meanings given to them in the Indenture.

Each Holder of the Notes, at such Holder’s option, may require the Company to repurchase for cash on March 16, 2026 (the “Repurchase Date”) all of such Holder’s Notes, or any portion thereof that is an integral multiple of US$200,000 principal amount, subject to the terms and conditions of the Indenture (the “Repurchase Right”). The Company states that:

(i)

The Repurchase Right begins at 9:00 a.m. (New York City time) on February 10, 2026 (the “Repurchase Open Time”) and expires at 5:00 p.m. (New York City time) (the “close of business”) on March 12, 2026, the second Business Day immediately preceding the Repurchase Date (the “Repurchase Expiration Time”).

(ii)

The repurchase price (the “Repurchase Price”) for the Notes in respect of which a repurchase notice (in the form attached hereto as Annex A) has been given (the “Repurchase Notice”) shall be an amount in cash equal to one hundred percent (100%) of the principal amount of the Notes to be so repurchased, plus accrued and unpaid interest, if any, to, but excluding, the Repurchase Date; provided that any such accrued and unpaid interest shall be paid to the Holders of such Notes at the close of business on March 1, 2026, the Regular Record Date immediately preceding the Repurchase Date.

To exercise your Repurchase Right and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) between the Repurchase Open Time and the Repurchase Expiration Time. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time between the Repurchase Open Time and the Repurchase Expiration Time, by complying with the withdrawal procedures of DTC. The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”) will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. DTC’s ATOP system will only commence receiving surrender of Notes on the Repurchase Open Time and any surrender of Notes delivered prior to the Repurchase Open Time will not be accepted by the ATOP system.

The Trustee has informed the Company that, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The name and addresses for the Conversion Agent and Paying Agent are as follows:

Conversion Agent:

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

United States of America

Attention: Agency and Trust

Paying Agent:

Citibank, N.A.

388 Greenwich Street, 14th Floor

New York, New York 10013

United States of America

Attention: Agency and Trust

Holders of the Notes should refer to the Indenture for a complete description of repurchase procedures and direct any questions concerning the mechanics of repurchase to the Trustee by contacting at.tmg.trustee@citi.com and referencing “iQIYI G4939KAF3” in the email subject line.

Very truly yours,

iQIYI, Inc.

By:	/s/ Yu Gong
Name: Yu Gong Title: Chief Executive Officer

Dated: February 10, 2026

TABLE OF CONTENTS

SUMMARY TERM SHEET		1
IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT		7
1.	Information Concerning the Company	7
2.	Information Concerning the Notes	7
	2.1 Interest	7
	2.2 The Company’s Obligation to Purchase the Notes	7
	2.3 Repurchase Price	8
	2.4 Source of Funds	8
	2.5 Conversion Rights of the Notes	8
	2.6 Market for the Notes and the Company’s ADSs	9
	2.7 Redemption	10
	2.8 Ranking	10
3.	Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right	11
	3.1 Method of Delivery	11
	3.2 Agreement to Be Bound by the Terms of the Repurchase Right	11
	3.3 Exercise of Repurchase Right; Delivery of Notes	12
4.	Right of Withdrawal	14
5.	Payment for Surrendered Notes	15
6.	Notes Acquired	15
7.	Plans or Proposals of the Company	15
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	16
9.	Agreements Involving the Company’s Securities	16
10.	U.S. Federal Income Tax Considerations	16
11.	Additional Information	21
12.	No Solicitation	22
13.	Definitions	22

No person has been authorized to give any information or to make any representation other than those contained in this Repurchase Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Repurchase Right Notice is accurate as of any date other than the date on the front of this Repurchase Right Notice. This Repurchase Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Repurchase Right Notice shall not under any circumstances create any implication that the information contained in this Repurchase Right Notice is current as of any time subsequent to the date of such information. None of the Company, its board of directors, or its executive management is making any representation or recommendation to any Holder as to whether or not to exercise the Repurchase Right. You should consult your financial and tax advisors and must make your own decision as to whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Repurchase Right. To understand the Repurchase Right fully and for a more complete description of the terms of the Repurchase Right, we urge you to carefully read the remainder of this Repurchase Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

iQIYI, Inc., a Cayman Islands company (the “Company”), is obligated to repurchase those 6.50% Convertible Senior Notes due 2028 with respect to which you validly exercise your Repurchase Right. (Page 7)

Why is the Company offering to purchase my Notes?

The right of each Holder of the Notes to require the Company to repurchase such Holder’s Notes pursuant to the Repurchase Right at the time described in this Repurchase Right Notice is a term of the Notes, and has been a right of the Holders from the time. The Notes were issued on March 7, 2023. We are required to repurchase the Notes of any Holder that exercises its Repurchase Right pursuant to the terms of the Notes and the Indenture. (Pages 7-8)

Which of the Notes is the Company obligated to repurchase?

We are obligated to repurchase all of the Notes surrendered (and not withdrawn) by any Holder through the facilities of, and in accordance with the procedures of, the Depository Trust Company (“DTC”) between 9:00 a.m., New York City time, on Tuesday, February 10, 2026 and 5:00 p.m., New York City time, on Thursday, March 12, 2026. As of February 9, 2026, US$208,059,000 in aggregate principal amount of the Notes was outstanding. The Notes were issued under the Indenture dated as of March 7, 2023 (the “Indenture”), by and between the Company and Citicorp International Limited, as trustee (the “Trustee”). The surrender by a Holder of any Notes to DTC via the transmittal procedures of DTC’s Automated Tender Offer Program will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. (Pages 7-8)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, March 16, 2026 (the “Repurchase Price”), with respect to any and all Notes validly surrendered for repurchase and not withdrawn; provided that such accrued and unpaid interest (if any) will not be paid to the Holder submitting the Notes for repurchase on March 16, 2026 but will be paid to the Holder of record as of 5:00 p.m., New York City time, on March 1, 2026, the Regular Record Date immediately preceding the Repurchase Date. (Page 8)

How much accrued and unpaid interest will the Company pay as part of the Repurchase Price?

Pursuant to the terms of the Indenture and the Notes, the Company will pay accrued and unpaid interest to, but excluding, March 16, 2026, with respect to any and all Notes validly surrendered for repurchase and not withdrawn, to the Holder of record as of 5:00 p.m., New York City time, on March 1, 2026, the Regular Record Date immediately preceding the Repurchase Date. (Page 8)

Can the Company redeem the Notes?

Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934 (the “Exchange Act” ), neither the Company nor its affiliates may purchase Notes, other than pursuant to this offer to purchase the Notes, until ten (10) business days after the expiration or termination of this offer.

Following that time, if any Notes remain outstanding, subject to the provisions of the Indenture, the Company may, at its option, on not less than 45 Scheduled Trading Days’ but no more than 60 Scheduled Trading Days’ prior notice, redeem the Notes as follows:

•

The Company may redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a change in tax law at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture.

•

On or after March 20, 2026, the Company may redeem for cash all or part of the Notes, at its option, if the last reported sale price of the ADSs has been at least 130% of the Conversion Price then in effect on (i) each of at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the Trading Day immediately prior to the date the Company provides the Optional Redemption Notice and (ii) the Trading Day immediately preceding the date the Company provides the Optional Redemption Notice. (Page 10)

What are my rights to convert my Notes?

Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$200,000 principal amount or an integral multiple thereof) of such Note at any time prior to 5:00 p.m., New York City time, on the second Scheduled Trading Day immediately preceding March 15, 2028, at an initial conversion rate of 101.4636 ADSs (subject to certain adjustments, the “Conversion Rate”) per US$1,000 principal amount of Notes (the “Conversion Obligation”). If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time. (Pages 8-9)

How will the Company fund the purchase of the Notes?

The Company plans to use its cash balance as of the Repurchase Date to fund the repurchase of the Notes. The Company does not currently have alternative financing plans or arrangements as it has sufficient cash on hand to pay the total amount of consideration required to repurchase all of the Notes. (Page 8)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Repurchase Right. The value of the Notes upon exercise of the conversion right will be based on the applicable conversion rate for the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Page 9)

What does the board of directors of the Company think of the Repurchase Right?

The board of directors of the Company has not made any recommendation as to whether you should exercise the Repurchase Right. You must make your own decision whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised. (Page 8)

When does the Repurchase Right expire?

Your right to exercise the Repurchase Right expires at 5:00 p.m., New York City time, on Thursday, March 12, 2026 (the “Expiration Date”), which is the second Business Day immediately preceding the Repurchase Date. If the offer period is extended, we will publicly disclose the new expiration date by filing an amendment to the Schedule TO and by issuing a press release. (Page 7)

What are the conditions to the purchase by the Company of the Notes?

Our purchase of Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. (Page 7)

How do I exercise the Repurchase Right?

The Trustee has informed the Company that, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Repurchase Right with respect to your Notes held through DTC, between 9:00 a.m., New York City time, on February 10, 2026 to 5:00 p.m., New York City time, on March 12, 2026, in the following manner

•

If your Notes are held through a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee if you desire to exercise the Repurchase Right and instruct such nominee to exercise the Repurchase Right by surrendering the Notes on your behalf through the transmittal procedures of DTC’s ATOP system before 5:00 p.m., New York City time, on March 12, 2026; or

•

If you are a DTC participant and hold your Notes through DTC directly, you must surrender your Notes electronically through ATOP before 5:00 p.m., New York City time, on March 12, 2026, subject to the terms and procedures of ATOP, if you desire to exercise the Repurchase Right.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Repurchase Right and holds physical certificates evidencing such Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and timely deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Repurchase Right set forth in this Repurchase Right Notice. (Pages 10-13)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Repurchase Right, when will I receive payment for my Notes?

We will forward the appropriate amount of cash required to pay the Repurchase Price for your Notes to the Paying Agent, prior to 10:00 a.m., New York City time, on March 16, 2026, being the Repurchase Date, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you. (Page 14)

Until what time may I withdraw my previous exercise of the Repurchase Right?

You may withdraw your exercise of the Repurchase Right with respect to any Notes at any time until 5:00 p.m., New York City time, on Thursday, March 12, 2026, which is the second Business Day immediately preceding the Repurchase Date. (Pages 13-14)

How do I withdraw my previous exercise of the Repurchase Right?

To withdraw your previous exercise of the Repurchase Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026, which is the second Business Day immediately preceding the Repurchase Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which a Repurchase Notice was previously delivered must, instead of complying with DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$200,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note which remains subject to the Repurchase Notice, which portion must be US$200,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026. (Pages 13-14)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE REPURCHASE RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL.

Do I need to do anything if I do not wish to exercise the Repurchase Right?

No. If you do not exercise the Repurchase Right before the expiration of the Repurchase Right, we will not repurchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 10)

If I choose to exercise the Repurchase Right, do I have to exercise the Repurchase Right with respect to all of my Notes?

No. You may exercise the Repurchase Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Repurchase Right with respect to a portion of your Notes, you must exercise the Repurchase Right with respect to Notes for a principal amount of US$200,000 or an integral multiple thereof. (Page 8)

If I do not exercise the Repurchase Right, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise the Repurchase Right, your conversion rights will not be affected. You will continue to have the conversion rights subject to the terms, conditions, and adjustments specified in the Indenture and the Notes, as summarized above, under the caption “What are my rights to convert my Notes?” (Pages 8-9)

If I exercise the Repurchase Right, will my receipt of cash for Notes with respect to which I exercised the Repurchase Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to an exercise of the Repurchase Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the U.S. federal income tax considerations to you of the receipt of cash for Notes pursuant to an exercise of the Repurchase Right. (Pages 16-20)

Who is the Paying Agent?

The Citibank, N.A., is serving as Paying Agent in connection with the Repurchase Right. Its address and telephone number are set forth on the front cover page of this Repurchase Right Notice.

Whom can I talk to if I have questions about the Repurchase Right?

Questions and requests for assistance in connection with the exercise of the Repurchase Right may be directed to the Trustee at the email set forth on the cover page of this Repurchase Right Notice.

IMPORTANT INFORMATION CONCERNING THE REPURCHASE RIGHT

1.

Information Concerning the Company. iQIYI, Inc. is a leading provider of online entertainment video services in China. It combines creative talent with technology to foster an environment for continuous innovation and the production of blockbuster content. It produces, aggregates and distributes a wide variety of professionally produced content, as well as a broad spectrum of other video content in a variety of formats.

The Company is incorporated in the Cayman Islands. The Company began its operations in April 2010 and its ADSs began trading on the Nasdaq Global Select Market since March 2018. The Company’s ADSs are currently traded under the ticker symbol “IQ.” The Company’s principal executive offices are located at 4/F, iQIYI Youth Center, Yoolee Plaza, No. 21, North Road of Workers’ Stadium, Chaoyang District, Beijing 100027, People’s Republic of China and its telephone number is +86 10 6267-7171. The Company’s registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

2.	Information Concerning the Notes The Notes were issued under the Indenture. The Notes mature on March 15, 2028.

2.1

Interest The Notes bear interest at the rate of 6.50% per year from March 7, 2023, or from the most recent date to which interest has been paid or duly provided. Interest is payable quarterly in arrears on each March 15, June 15, September 15 and December 15 of each year, commencing on June 15, 2023, to Holders of record at the close of business on the preceding March 1, June 1, September 1 and December 1, respectively. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed over a 30-day month. Unless the Company fails to make the payment of the Repurchase Price for Notes for which a Repurchase Notice has been submitted and not properly withdrawn, such Notes will no longer be outstanding and interest on the Notes will cease to accrue on and after the Repurchase Date.

2.2

The Company’s Obligation to Purchase the Notes Pursuant to the terms of the Indenture and the Notes, on March 16, 2026, which is the Repurchase Date, the Company is obligated to repurchase all Notes for which the Repurchase Right has been timely exercised and not withdrawn by the Holders. This Repurchase Right will expire at 5:00 p.m., New York City time, on Thursday, March 12, 2026, the Expiration Date, which is the second Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Repurchase Right to do so by 5:00 p.m., New York City time, on the Expiration Date. The Indenture does not provide us with the right to delay the Repurchase Date at our sole discretion. If the offer period is extended, we will publicly disclose the new expiration date by filing an amendment to the Schedule TO and by issuing a press release. The repurchase by the Company of Notes for which the Repurchase Right is validly exercised is not subject to any condition other than such purchase being lawful, the relevant Notes being surrendered, and the procedural requirements described in this Repurchase Right Notice being satisfied. You may only exercise the Repurchase Right with respect to Notes in principal amounts equal to US$200,000 or integral multiples thereof.

2.3

Repurchase Price The Repurchase Price to be paid by the Company with respect to any and all Notes validly surrendered for repurchase and not withdrawn on the Repurchase Date is equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, March 16, 2026; provided that such accrued and unpaid interest (if any) will not be paid to the Holder submitting the Notes for repurchase on March 16, 2026 but will be paid to the Holder of record as of 5:00 p.m., New York City time, on March 1, 2026. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

The Repurchase Price, which will be paid in cash, is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the ADSs. Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the ADSs before making a decision whether to exercise the Repurchase Right.

None of the Company, its board of directors, or its executive management is making any recommendation to Holders as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

2.4

Source of Funds If the Repurchase Right is exercised for any Notes, the Company plans to use its cash balance as of the Repurchase Date to pay the Repurchase Price for the Notes. The Company does not currently have alternative financing plans or arrangements as it has sufficient cash on hand to pay the total amount of consideration required to repurchase all of the Notes.

2.5

Conversion Rights of the Notes Subject to and upon compliance with the provisions of the Indenture, a Holder will have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is US$200,000 principal amount or an integral multiple thereof) of such Note at any time prior to 5:00 p.m., New York City time, on the second Scheduled Trading Day immediately preceding March 15, 2028, at an initial conversion rate of 101.4636 ADSs (subject to certain adjustments) per US$1,000 principal amount of Notes. If a Holder has already delivered a Fundamental Change Repurchase Notice or a Repurchase Notice with respect to a Note, such Holder may not surrender that Note for conversion until the Holder has withdrawn the applicable repurchase notice in accordance with the Indenture. The conversion of your Notes is subject to the provisions regarding conversion contained in the Indenture and the Notes.

Generally, if you exercise the conversion right and the price per ADS is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Conversion Price at any given time is computed by dividing US$1,000 by the applicable Conversion Rate at such time.

2.6

Market for the Notes and the Company’s ADSs There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s ADSs, and the market for similar securities. As of February 9, 2026, US$208,059,000 in aggregate principal amount of the Notes was outstanding.

The Company’s ADSs into which the Notes are convertible are listed on the Nasdaq Global Select Market under the ticker symbol “IQ.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the ADSs as reported on the Nasdaq Global Select Market.

Quarter Ended	High	Low
	(US$)
First Quarter 2024	4.89	3.06
Second Quarter 2024	5.80	3.55
Third Quarter 2024	4.24	1.92
Fourth Quarter 2024	3.34	1.89
First Quarter 2025	2.73	1.82
Second Quarter 2025	2.31	1.50
Third Quarter 2025	2.84	1.72
Fourth Quarter 2025	2.56	1.83
First Quarter 2026 (through February 9, 2026)	2.19	1.88

On February 9, 2026, the closing price of the ADSs on the Nasdaq Global Select Market was US$1.95 per ADS. As of February 6, 2026, there were 504,481,522 ADSs outstanding, excluding treasury ADSs and bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under our share incentive plans. We urge you to obtain current market information for the Notes, to the extent available, and the ADSs before making any decision to exercise the Repurchase Right.

2.7

Redemption Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase Notes, other than pursuant to this offer to purchase the Notes, until ten (10) business days after the expiration or termination of this offer.

Following that time, if any Notes remain outstanding, subject to the provisions of the Indenture, the Company may, at its option, on not less than 45 Scheduled Trading Days’ but no more than 60 Scheduled Trading Days’ prior notice, redeem the Notes as follows:

•

The Company may redeem all but not part of the Notes (except in respect of certain Holders that elect otherwise as described in the Indenture) in connection with a change in tax law at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but not including, the redemption date as described in the Indenture. Upon receiving such notice of redemption, each Holder will have the right to elect to not have its Notes redeemed, subject to the provisions of the Indenture.

•

On or after March 20, 2026, the Company may redeem for cash all or part of the Notes, at its option, if the last reported sale price of the ADSs has been at least 130% of the Conversion Price then in effect on (i) each of at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the Trading Day immediately prior to the date the Company provides the Optional Redemption Notice and (ii) the Trading Day immediately preceding the date the Company provides the Optional Redemption Notice.

2.8

Ranking The Notes are general senior unsecured obligations and will rank (i) senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; (ii) equal in right of payment to any of our unsecured indebtedness that is not so subordinated; (iii) effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries and consolidated affiliated entities.

3.

Procedures to Be Followed by Holders Electing to Exercise the Repurchase Right. Holders will not be entitled to receive the Repurchase Price for their Notes unless they elect to exercise the Repurchase Right by delivering their Repurchase Notice between 9:00 a.m., New York City time, on Tuesday, February 10, 2026 and 5:00 p.m., New York City time, on Thursday, March 12, 2026 and have not withdrawn the Repurchase Notice prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026. Holders may exercise the Repurchase Right with respect to some or all of their Notes. Any Repurchase Notice must specify a principal amount of Notes to be purchased by the Company of US$200,000 or an integral multiple thereof. If Holders do not elect to exercise the Repurchase Right, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1

Method of Delivery The Trustee has informed the Company that, as of the date of this Repurchase Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute delivery of a Repurchase Notice that satisfies such Holder’s notice requirements for its exercise of its Repurchase Right. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE REPURCHASE RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2	Agreement to Be Bound by the Terms of the Repurchase Right By exercising the Repurchase Right with respect to any portion of your Notes, you acknowledge and agree as follows:

•	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Repurchase Right Notice;

•	you agree to all of the terms of this Repurchase Right Notice;

•	you have received this Repurchase Right Notice and acknowledge that this Repurchase Right Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Repurchase Right Notice, the Indenture, and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign, and transfer to the Company all right, title, and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees, and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, but excluding any claims arising under federal securities laws, and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Repurchase Right Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign, and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and repayment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment, and transfer of the Notes surrendered;

•

you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026 for which a Repurchase Notice has been delivered and not withdrawn prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026, will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, this Repurchase Right Notice, and related notice materials, as amended and supplemented from time to time;

•	surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026; and

•

all authority conferred or agreed to be conferred pursuant to your exercise of the Repurchase Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy, and other legal representatives.

3.3	Exercise of Repurchase Right; Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Repurchase Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company, or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to the deadline set by such nominee to permit such nominee to surrender the Notes by 5:00 p.m., New York City time, on the Expiration Date.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Repurchase Right with respect to any of your Notes, you must electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, between 9:00 a.m., New York City time, on Tuesday, February 10, 2026 to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Repurchase Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company, or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Repurchase Right, including those set forth above under 3.2 — “Agreement to Be Bound by the Terms of the Repurchase Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Repurchase Right with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent between 9:00 a.m., New York City time, on Tuesday, February 10, 2026 and 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Repurchase Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program, or the Stock Exchange Medallion Program (each, an “Eligible Institution” ); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation, or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.

Right of Withdrawal. You may withdraw your previous exercise of the Repurchase Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026, which is the second Business Day immediately preceding the Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Repurchase Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on Thursday, March 12, 2026.

If after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a notice of withdrawal specifying (i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which portion must be US$200,000 aggregate principal amount or an integral multiple thereof, (ii) the certificate numbers of the Notes in respect of which such notice of withdrawal is being submitted, and (iii) the principal amount, if any, of such Note which remains subject to the Repurchase Notice, which portion must be US$200,000 aggregate principal amount or an integral multiple thereof, and deliver such manually signed notice of withdrawal to the Paying Agent prior to 5:00 p.m., New York City time, on Thursday, March 12, 2026.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Exchange Act, if Holders timely surrender Notes for purchase under the Repurchase Right, they are also permitted to withdraw such Notes after April 7, 2026 (New York City time) in the event that we have not yet accepted the Notes for payment on or prior to April 7, 2026 (New York City time). We will forward the appropriate amount of cash required to pay the Repurchase Price for your Notes to the Paying Agent, prior to 10:00 a.m., New York City time, on March 16, 2026, being the Repurchase Date.

You may exercise the Repurchase Right with respect to Notes for which your election to exercise your Repurchase Right had been previously withdrawn, by following the procedures described in Section 3 above. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Holders are not foreclosed from challenging our determination in a court of competent jurisdiction in accordance with the Indenture.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures by withdrawing before 5:00 p.m., New York City time, on Thursday, March 12, 2026.

5.

Payment for Surrendered Notes. We will forward to the Paying Agent, prior to 10:00 a.m., New York City time, on March 16, 2026, the appropriate amount of cash required to pay the Repurchase Price for your Notes, and the Paying Agent will promptly distribute the consideration to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company, or other nominee, as the case may be, will distribute the cash to you.

The total amount of consideration required by us to repurchase all of the outstanding Notes is approximately US$208,059,000 (assuming all of the Notes are validly surrendered for repurchase and accepted for payment).

6.	Notes Acquired. Any Notes repurchased by us pursuant to the Repurchase Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.

Plans or Proposals of the Company. Except as publicly disclosed on or prior to the date of this Repurchase Right Notice and except for in connection with potential capital market transactions that the Company is evaluating or may evaluate from time to time, neither the Company nor its directors and executive officers currently has any plans, proposals, or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale, or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or in the indebtedness or capitalization of the Company or any of its subsidiaries;

•

any change in the present board of directors or management of the Company or any of its subsidiaries, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company or any of its subsidiaries;

•

any class of equity securities of the Company or any of its subsidiaries being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of equity securities of the Company or any of its subsidiaries becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in the Company’s charter, bylaws, or other governing instruments or other actions that could impede the acquisition of control of the Company.

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes Based on a reasonable inquiry by the Company:

•	none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•	during the 60 days preceding the date of this Repurchase Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company. Neither the Company nor any of its associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Repurchase Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

9.	Agreements Involving the Company’s Securities. The Company has entered into the following agreement relating to the Notes:

•	the Indenture.

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Repurchase Right or the Notes.

10.	U.S. Federal Income Tax Considerations.

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the exercise of the Repurchase Right by a U.S. Holder (as defined below) that holds the Notes as “capital assets” (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), published positions of the Internal Revenue Service (the “Service”), court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect), which change could affect the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the Service with respect to the U.S. federal income tax considerations described herein. No assurance can be given that the Service will agree with the tax considerations described in this summary, or that a court would not sustain any challenge by the Service.

This discussion is general in nature and does not describe all of the U.S. federal income tax considerations that may be applicable to a U.S. Holder in light of its particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding the Notes as part of a “straddle,” conversion, hedging transaction, constructive sale or other integrated transaction;

•	persons holding the Notes in connection with a trade or business conducted outside of the United States;

•	persons that have a functional currency other than the U.S. dollar;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons required under section 451(b) of the Code to conform the timing of income accruals with respect to the Notes to their financial statements;

•

a person who received its Notes in exchange for other securities of the Company or other non-cash consideration (which person may be required to determine its tax basis, holding period, market discount, acquisition premium, or amortizable bond premium with respect to its Notes in a manner different from the manner described below)); and

•	persons that directly, indirectly or constructively own 10% or more of our equity (by vote or value).

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. Each U.S. Holder should consult its tax advisor concerning the U.S. federal income tax considerations to such U.S. Holder in light of its particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor regarding the tax considerations generally applicable to such partner of the exercise of the Repurchase Right.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS SET OUT BELOW IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF NOTES. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXERCISING THE REPURCHASE RIGHT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL INCOME, ESTATE OR GIFT TAX, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Exercise of the Repurchase Right

Subject to the discussions below under “Market Discount” and “Passive Foreign Investment Company Considerations,” a U.S. Holder that receives cash for the Notes on the exercise of the Repurchase Right will generally recognize capital gain or loss equal to the difference between (i) the amount of cash received on the exercise (including PRC taxes withheld, if any) (other than the portion of such amount that is properly allocable to accrued but unpaid interest) and (ii) such U.S. Holder’s adjusted tax basis in the Notes surrendered. A U.S. Holder’s adjusted tax basis in the Notes will generally equal the cost of such Notes, increased by any accrued market discount if such U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by any amortizable bond premium (generally, the excess, if any, of the tax basis of the Notes to such U.S. Holder immediately after the acquisition of such Notes over the stated principal amount of such Notes) allowed as a deduction with respect to such Notes, other than payments of “qualified stated interest” (as defined in applicable Regulations). Any capital gain or loss recognized by a U.S. Holder will generally be long-term if, on the Repurchase Date, such U.S. Holder has held such Notes for more than one year and will generally be U.S.-source capital gain or loss for U.S. foreign tax credit purposes. Individual and other non-corporate U.S. Holders are generally eligible for preferential rates on long-term capital gains. The deductibility of capital losses is subject to limitations.

Any amount attributable to accrued but unpaid interest will be treated as ordinary income for U.S. federal income tax purposes to the extent it was not previously included in income.

Market Discount

The Notes will have “market discount” if such Notes’ stated redemption price at maturity (as defined for purposes of the market discount rules) exceeds a U.S. Holder’s tax basis in the Notes immediately after the acquisition of such Notes in a secondary market transaction by more than a statutory de minimis amount. Any gain recognized by a U.S. Holder with respect to the Notes acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period such Notes were held by such U.S. Holder, unless such U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount is accrued on a ratable basis, unless a U.S. Holder elected to accrue market discount using a constant-yield method.

Passive Foreign Investment Company Considerations

If we are a passive foreign investment company (or “PFIC”) for U.S. federal income tax purposes, it is possible that the PFIC rules could treat a disposition of Notes (including pursuant to an exercise of the Repurchase Right) as a disposition of stock of a PFIC subject to the excess distribution rules discussed below.

A non-U.S. corporation, such as our company, is a PFIC for any taxable year if either (i) at least 75% of its gross income for such year is passive income, or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income. For these purposes, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the shares. Although the law in this regard is not entirely clear, we treat our consolidated affiliated entities as being owned by us for U.S. federal income tax purposes because we exercise effective control over them and we are entitled to substantially all of their economic benefits and, as a result, we consolidate their results of operations in our combined and consolidated financial statement.

Assuming we are the owner of our consolidated affiliated entities in the PRC for U.S. federal income tax purposes, based on our current and expected income and assets and the current market value of our ADSs, we do not believe that we were a PFIC for our taxable year ended December 31, 2025 and we do not presently expect to be a PFIC for the 2026 taxable year or the foreseeable future. The determination as to whether we are a PFIC, however, is a fact-intensive determination that must be made annually after the end of each taxable year based on that year’s composition of income and assets (which could change significantly during the course of a taxable year). Fluctuations in the market price of our ADSs, for instance, may cause us to become a PFIC for the current or subsequent taxable years because the value of certain of our assets for the purpose of the asset test is generally determined by reference to the market price of our ADSs. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets. In addition, there are uncertainties in the application of the PFIC rules to our particular circumstances. It is possible that the Service may challenge our classification of certain income and assets or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. Furthermore, we may also be a PFIC if we were not treated as the owner of the variable interest entities for U.S. tax purposes. Accordingly, no assurance can be given regarding our PFIC status for the current or any taxable year.

If we are a PFIC for any taxable year during which you hold or are treated for U.S. federal income tax purposes as holding our stock (including, possibly, through ownership of Notes), you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition such stock (including, possibly, on a disposition of Notes). Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your applicable holding period will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain would be allocated ratably over your holding period;

•	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, would be treated as ordinary income; and

•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for you for such year and would be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such other taxable year.

ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE EXERCISE OF A REPURCHASE RIGHT, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS AND THE AVAILABILITY OF ANY ELECTIONS UNDER SUCH RULES.

11.

Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. All information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•	The annual report on Form 20-F of the Company for the year ended December 31, 2024, as filed on March 27, 2025;

•

All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act and Rule 13a-16 or 15d-16 under the Exchange Act since the end of the fiscal year covered by the Form 20-F mentioned above; and

•

All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act and Rule 13a-16 or 15d-16 under the Exchange Act subsequent to the date of this Repurchase Right Notice and prior to 5:00 p.m., New York City time, on the Expiration Date.

All documents we file with the SEC shall be deemed to be incorporated by reference in this Repurchase Right Notice and to be a part hereof from the date of the filing or furnishing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Repurchase Right Notice shall be deemed to be modified or superseded for purposes of this Repurchase Right Notice to the extent any statement contained herein or in any subsequently filed or furnished document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Notwithstanding the foregoing, the Schedule TO to which this Repurchase Right Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Repurchase Right Notice, we will amend the Schedule TO accordingly.

12.	No Solicitation. The Company has not employed any person to make solicitations or recommendations in connection with the Repurchase Right.

13.	Definitions. All capitalized terms used but not specifically defined in this Repurchase Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

None of the Company, its board of directors, or its executive management is making any recommendation to any Holder as to whether to exercise the Repurchase Right or refrain from exercising the Repurchase Right pursuant to this Repurchase Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Repurchase Right and, if so, the principal amount of Notes for which the Repurchase Right should be exercised.

IQIYI, INC.

Annex A

REPURCHASE NOTICE

To: iQIYI, Inc.

Citibank, N.A., as Paying Agent

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from iQIYI, Inc. (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the entire principal amount of this Note, or the portion thereof (that is US$200,000 principal amount or an integral multiple thereof) below designated, in accordance with the applicable provisions of the Indenture referred to in this Note, at the Repurchase Price to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

In the case of certificated Notes, the certificate numbers of the Notes to be purchased are as set forth below:

Certificate Number(s):

Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number

Principal amount to be repaid (if less than all):
$ ,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.